Exhibit 5.2

Lilium N.V. Claude Dornier Straße 1 Bldg. 335, 82234 Wessling, Germany	New York 601 Lexington Avenue, 31st Floor New York, NY 10022 T +1 (212) 277-4000 www.freshfields.com

October 3, 2022

Ladies and Gentlemen:

We are acting as United States counsel to Lilium N.V., a Dutch public limited liability company (the Company), in connection with the registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission (the Commission) on October 3, 2022 (as it may be amended and supplemented after the initial filing date, the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration under the U.S. Securities Act of 1933, as amended (the Securities Act), of (1) 51,663,116 Class A ordinary shares, nominal value €0.12 per share (the Class A Shares), including (i) 24,038,065 Class A Shares issuable upon conversion of the issued and outstanding Class B ordinary shares, nominal value of €0.36 per share (the Class B Shares), (ii) 7,060,000 Class A Shares issuable upon the exercise of the private warrants (the Private Warrants), (iii) up to 12,650,000 Class A Shares that are issuable upon the exercise of the public warrants (the Public Warrants and, together with the Private Warrants, the SPAC Warrants), (iv) 1,800,000 Class A Shares issuable upon exercise of warrants to purchase Class A Shares issued to a commercial counterparty of the Company (the Azul Warrants) and (v) up to 6,115,051 Class A Shares issuable upon the exercise or settlement (as applicable) of outstanding options and restricted stock units held by certain current and former directors and employees (the Specified Options), and (2) certain securities offered for resale by the selling securityholders named in the Registration Statement, including (i) up to 193,560,280 Class A Shares, consisting of up to (a) 129,292,473 Class A Shares that were issued on completion of the Business Combination, (b) 28,280,000 Class A Shares issued in connection with the closing of a private placement offering, (c) 95,000 Class A Shares transferred against repurchase of an equivalent number of Class B Shares and a further 24,038,065 Class A Shares issuable upon conversion of issued and outstanding Class B Shares, (d) 7,060,000 Class A Shares issuable upon the exercise of the Private Warrants, (e) 1,800,000 Class A Shares issuable upon exercise of the Azul Warrants, (f) 879,691 Class A Shares issued in connection with equity compensation arrangements and (g) 2,115,051 Class A Shares issuable upon the exercise or settlement (as applicable) of certain Specified Options, and (ii) up to 7,060,000 Private Warrants.

The opinion expressed herein is confined to the law of the State of New York, as currently in effect. Accordingly, we express no opinion herein with regard to any other laws. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We do not undertake to advise you of changes in law or facts that may come to our attention after the date of this letter.

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of The Netherlands, we have relied upon the opinion dated on or about the date hereof of Freshfields Bruckhaus Deringer LLP, which opinion is being filed as an exhibit to the Registration Statement.

Freshfields Bruckhaus Deringer is an international legal practice operating through Freshfields Bruckhaus Deringer US LLP, Freshfields Bruckhaus Deringer LLP, Freshfields Bruckhaus Deringer (a partnership registered in Hong Kong), Freshfields Bruckhaus Deringer Law office, Freshfields Bruckhaus Deringer Foreign Law Office, Studio Legale associato a Freshfields Bruckhaus Deringer, Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB, Freshfields Bruckhaus Deringer Rechtsanwälte PartG mbB and other associated entities and undertakings. For further regulatory information please refer to www.freshfields.com/support/legal-notice.

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In rendering the opinion expressed below, we have examined the following documents and agreements:

(a)	the Warrant Agreement, dated as of September 29, 2020 (the Warrant Agreement), between Qell Acquisition Corp. (Qell) and Continental Stock Transfer & Trust Company (Continental);

(b)	the Warrant Assignment, Assumption and Amendment Agreement, dated as of September 13, 2021, by and among Continental, the Company, and Qell (the Warrant Agreement Amendment and, together with the Warrant Agreement, the Warrant Documents); and

(c)	the Registration Statement.

In addition, we have examined and have relied as to matters of fact upon such corporate and other records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Company and such other persons, and we have made such other investigations, as we have deemed relevant and necessary as a basis for the opinion expressed below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied, without independent verification, upon the representations and warranties contained in the Business Combination Agreement, dated as of March 30, 2021, as amended on July 14, 2021, by and among Qell, Lilium GmbH, Lilium B.V. (the predecessor of the Company) and Queen Cayman Merger LLC, and oral or written statements and representations of public officials, officers and other representatives of the Company. We have also assumed that the Warrant Documents have been duly authorized, executed and delivered by the parties thereto.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that, assuming that (i) the Private Warrants have been duly authorized by the Company and the other parties thereto, and (ii) the Warrant Agreement Amendment is the valid and legally binding obligation of the other parties thereto, the Warrant Agreement Amendment and the Private Warrants constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion above is subject to (i) (a) the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally, (b) the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally and (c) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (1) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (2) concepts of materiality, reasonableness, good faith and fair dealing, and (ii) limitations on the right to indemnity and contribution under applicable law and public policy.

In addition, we express no opinion as to (i) the validity, legally binding effect or enforceability of (a) any waiver of immunity, (b) any waiver of a right to trial by jury, (c) any waiver of inconvenient forum set forth in the Warrant Documents and the Private Warrants or (d) any provisions relating to partial unenforceability contained in the Warrant Documents or (ii) (a) whether a federal or state court outside New York would give effect to any choice of law provided for in the Warrant Documents and the Private Warrants or (b) any provisions of the Warrant Documents and the Private Warrants that relate to the subject matter jurisdiction of the federal or state courts of a particular jurisdiction to adjudicate any controversy related to the Warrant Documents and the Private Warrants or the transactions contemplated thereby.

The opinion expressed in this letter is solely for your benefit and the benefit of persons entitled to rely thereon pursuant to applicable provisions of the Securities Act and the rules and regulations of the Commission promulgated thereunder, in connection with the Registration Statement, and may not be relied upon in any manner or used for any purpose by any other person or entity.

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We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.2 to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Freshfields Bruckhaus Deringer US LLP